Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Reports First Quarter Results and Affirms 2007 Guidance

o	Diluted EPS of $2.50 including a $1.54 tax benefit related to the pending divestiture of Power Systems; excluding this benefit Diluted EPS was $0.96

o	Revenue growth of 7 percent in the quarter

o	Return on invested capital increased by nearly 3 points to 22%

o	Company redefines reporting segments; reclassifying the Power Systems businesses to be sold as discontinued operations

o	Aggressive structural cost reduction offsets dilution from divestiture

MILWAUKEE (January 24, 2007) – Rockwell Automation, Inc. (NYSE: ROK), today reported fiscal 2007 first quarter net income of $429.1 million ($2.50 per share) including a $264 million ($1.54 per share) tax benefit related to the Power Systems divestiture. Net income in the first quarter of 2007 excluding the tax benefit was $165.1 million ($0.96 per share) compared to $145.7 million ($0.80 per share) in 2006. Income from continuing operations, which excludes earnings attributable to Power Systems, was $130.9 million ($0.76 per share) compared to $123.9 million ($0.68 per share) in the same quarter in 2006.

Sales in the quarter, which exclude Power Systems, were $1,146.3 million, up 7 percent compared to $1,069.7 million in 2006. The effect of currency translation added 2 percentage points to the growth rate. Sales in the U.S. increased 2 percent in the 2007 first quarter with strength in the West and South offset by continued weakness in the Great Lakes region. International sales increased 9 percent, excluding the effect of currency translation, with continued strength in Europe and Latin America, and weaker results in Asia Pacific and Canada. From an end market perspective, sales into resource-based end markets continued to pace growth but against difficult year-ago comparisons, and sales into consumer-facing industries grew at about the Company average. Sales to the global automotive industry were down slightly due to continued weakness in our important Detroit customer base.

Segment operating earnings, which also exclude Power Systems, were $227.0 million in the quarter, up 7 percent compared to $211.8 million in 2006. Segment operating margin of 19.8% was the same as the first quarter of 2006.

First quarter 2007 free cash flow was $92.2 million, including $18.5 million from Power Systems, versus a $215.9 million use of cash in the first quarter of 2006 which was attributable to a $450.0 million contribution to the company’s U.S. qualified pension trust. Return on invested capital expanded nearly 3 percentage points to 22 percent. Free cash flow, return on invested capital and net income excluding the tax benefit are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information.”

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “Our results in the first quarter were solid. Earnings were well within our targeted range, despite somewhat less-than-expected revenue. Rockwell Automation is becoming increasingly proficient at sustained continuous improvement, which provides significant operating flexibility and additional resources for reinvestment.”

Nosbusch continued, “Rockwell Automation has a great business model, with a significant number of diverse organic growth opportunities and the means to have internally funded them. From this position of strength Rockwell can generate good results even if execution is mixed in any one period. While the growth rate in the quarter indicates that execution was not uniform across the Company, we are steadily improving our ability to increase revenue in emerging economies, in consumer-facing industries and from our integrated control and information platform. We believe our relentless focus on execution will produce incremental benefits during the balance of fiscal 2007.”

Nosbusch added, “We look forward to an even sharper focus on architecture, software, and intelligent motor control following the imminent divestiture of the Power Systems businesses. I am confident in our ability to execute the growth and transformation objectives we have set for ourselves.”

Outlook

Commenting on the outlook Nosbusch said, “I am pleased that aggressive structural cost reductions enable us to reaffirm our 2007 guidance despite the pro-forma dilution resulting from the divestiture of 20 percent of our revenue base.”

In October 2006 the Company provided preliminary 2007 guidance that did not reflect the impact of the planned divestiture of its Power Systems businesses. The Company is now incorporating the impact of the divestiture in the guidance summarized below:

o	Continuing operations revenue growth of 7 - 8 percent

o	Reported EPS of $3.70 - $3.90 (excluding tax benefits and gains on the divestiture)

o	Free cash flow approximately equal to net income

The Company has replaced its former Control Systems reporting segment with two new reporting segments: Architecture & Software, and Control Products & Solutions. Following is a discussion of first quarter results for each of these segments.

Architecture & Software

The Architecture & Software segment contains all elements of the Company’s integrated control and information architecture capable of connecting customers’ entire manufacturing enterprise.

Architecture & Software first quarter sales were $529.0 million, an increase of 6 percent compared to $497.3 million in the first quarter of 2006. Our Logix platform business grew by 11 percent in the quarter, led by strength in the U.S. and Europe, but hindered by results in Asia Pacific and Canada. Segment operating earnings were $147.3 million, an increase of 2 percent compared to $144.7 million in the first quarter of 2006. Earnings increased due to higher volume, productivity efforts, price, and lower pension expense nearly offset by inflation, higher spending on globalization and market expansion, and product mix. Architecture & Software segment operating margin was 27.8 percent in the first quarter of 2007 compared to 29.1 percent in 2006.

Control Products & Solutions

The Control Products & Solutions segment combines a comprehensive portfolio of intelligent motor control and industrial control products, along with the customer support and application knowledge necessary to implement an automation solution on the plant floor.

Control Products & Solutions first quarter sales were $617.3 million, an increase of 8 percent compared to sales of $572.4 million in the 2006 first quarter. Segment operating earnings were $79.7 million, an increase of 19 percent compared to $67.1 million in the first quarter of 2006. Earnings increased due to productivity efforts, higher volume, lower pension expense and price, partially offset by inflation and product mix. Control Products & Solutions segment operating margin was 12.9 percent in the first quarter of 2007 compared to 11.7 percent in 2006.

General Corporate – Net

First quarter general corporate expenses were $19.0 million compared to $22.0 million in the 2006 first quarter.

Income Taxes

The continuing operations effective tax rate for the first quarter of 2007 was 30 percent compared to 29 percent in the first quarter of 2006. The 2007 fiscal year continuing operations tax rate is expected to average 30-31 percent, but may be subject to quarterly variability.

Discontinued Operations

In June 2006, the Company announced its intent to divest the Dodge mechanical and Reliance Electric motors and motor repair services businesses that comprise nearly all of the Power Systems reporting segment. In November 2006, the Company announced that it has agreed to sell these businesses to Baldor Electric. These businesses have therefore been reclassified as discontinued operations for all periods presented. The transaction is expected to close on January 31, 2007.

Power Systems first quarter sales were $248.1 million, an increase of 11 percent compared to sales of $224.2 million in the 2006 first quarter. Operating earnings were $53.2 million, an increase of 45 percent compared to $36.7 million in the first quarter of 2006. Operating earnings in 2007 included a benefit of $5.7 million ($3.8 million after tax, or $0.02 per share) due to the effect of the divestiture on the accounting for depreciation and amortization.

Share Repurchase

During the quarter the Company repurchased the remaining 5.6 million shares available under its September, 2006 authorization. In December the Board of Directors authorized the repurchase of an additional 3 million shares.

Conference Call

A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on January 24. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

o	successful development of advanced technologies and demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our legacy and future information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	the successful execution of our Power Systems divestiture strategy and redeployment of cash proceeds;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 23,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended December 31,
	2006	2005
Sales
Architecture & Software	$529.0	$497.3
Control Products & Solutions	617.3	572.4

Total sales	$1,146.3	$1,069.7

Segment Operating Earnings
Architecture & Software	$147.3	$144.7
Control Products & Solutions	79.7	67.1

Total segment operating earnings	227.0	211.8

Purchase accounting depreciation and amortization	(2.7)	(2.3)
General corporate - net	(19.0)	(22.0)
Interest expense	(18.4)	(13.1)

Income from continuing operations before income taxes	186.9	174.4
Income tax provision	(56.0)	(50.5)

Income from continuing operations	130.9	123.9

Income From Discontinued Operations
Income from discontinued operations activities	34.2	21.8
Income tax benefit on pending divestiture	264.0	–

Total income from discontinued operations	298.2	21.8

Net income	$429.1	$145.7

Diluted Earnings Per Share
Continuing operations	$0.76	$0.68
Discontinued operations	1.74	0.12

Net Income	$2.50	$0.80

Average Diluted Shares	171.4	182.3

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ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET INFORMATION (in millions)

	December 31, 2006	September 30, 2006
Assets
Cash and cash equivalents	$433.5	$408.1
Receivables	788.3	743.6
Inventories	450.9	411.5
Property, net	468.1	468.5
Goodwill and intangibles	824.8	819.9
Other assets	1,201.5	980.2
Assets available for sale	894.4	903.6

Total	$5,061.5	$4,735.4

Liabilities and Shareowners' Equity
Short-term debt	$533.2	$219.0
Accounts payable	376.6	395.7
Long-term debt	749.5	748.2
Other liabilities	1,249.1	1,201.3
Liabilities associated with assets available for sale	164.8	253.0
Shareowners' equity	1,988.3	1,918.2

Total	$5,061.5	$4,735.4

Page 9 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)
	Quarter Ended December 31,
	2006	2005
Continuing Operations:
Operating Activities:
Income from continuing operations	$130.9	$123.9
Depreciation and amortization	28.5	26.4
Retirement benefit expense	11.2	22.1
Pension trust contributions	(14.0)	(455.5)
Receivables/inventories/payables	(87.6)	(6.2)
Other	29.2	67.5

Cash provided by (used for) operating activities	98.2	(221.8)

Investing Activities:
Capital expenditures	(29.2)	(22.7)
Acquisition of businesses	–	(25.4)
Proceeds from sale of property	2.1	89.9

Cash (used for) provided by investing activities	(27.1)	41.8

Financing Activities:
Net issuance of short-term debt	314.2	102.0
Cash dividends	(49.2)	(40.3)
Purchases of treasury stock	(350.7)	(201.1)
Proceeds from the exercise of stock options	11.9	17.4
Excess income tax benefit from the exercise of stock options	4.7	11.3
Other financing activities	(0.2)	0.1

Cash used for financing activities	(69.3)	(110.6)

Effect of exchange rate changes on cash	5.9	(3.7)

Cash provided by (used for) continuing operations	7.7	(294.3)
Discontinued Operations:
Cash provided by discontinued operations	17.7	74.9

Increase (decrease) in cash and cash equivalents	$25.4	$(219.4)

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ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report the excess income tax benefit from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to consistently classify all cash flows arising from income taxes as operating cash flows.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006
Cash provided by (used for) continuing
operating activities	(221.8)	127.6	159.1	248.4	98.2
Capital expenditures of continuing operations	(22.7)	(26.6)	(28.6)	(44.4)	(29.2)
Tax benefit from stock option exercises	11.3	27.0	7.6	1.5	4.7
Cash provided by (used for) discontinued
operating activities	21.8	29.3	23.6	36.2	22.5
Capital expenditures of discontinued operations	(4.5)	(5.5)	(5.8)	(12.0)	(4.0)

Free cash flow	$(215.9)	$151.8	$155.9	$229.7	$92.2

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the three months ended December 31, 2006 compared to sales for the three months ended December 31, 2005:

	Three Months Ended December 31,
	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States	$634.7	$(0.6)	$634.1	$620.7
Canada	76.4	(2.6)	73.8	77.7
Europe, Middle East, Africa	229.5	(14.9)	214.6	186.4
Asia-Pacific	134.7	(4.8)	129.9	124.0
Latin America	71.0	(0.5)	70.5	60.9

Total	$1,146.3	$(23.4)	$1,122.9	$1,069.7

The following table summarizes reported sales to sales excluding the effect of changes in currency exchange rates for our reporting segments for the three months ended December 31, 2006 compared to sales for the three months ended December 31, 2005:

	Three Months Ended December 31,
	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
Architecture & Software	$529.0	$(11.8)	$517.2	$497.3
Control Products & Solutions	617.3	(11.6)	605.7	572.4

Total	$1,146.3	$(23.4)	$1,122.9	$1,069.7

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Net Income Excluding Tax Benefit on Pending Divestiture

Our press release contains financial information and earnings guidance regarding net income excluding the income tax benefit on the pending divestiture of our Power Systems business, which is a non-GAAP financial measure. Management believes this provides useful information to investors because it reflects the after tax performance from our businesses’ operating activities without the effect of the income tax benefit recognized by Rockwell Automation related to the sale of Power Systems. Management uses net income excluding this tax benefit to monitor total company performance including the results of the Power Systems business prior to the divestiture.

Net income excluding income tax benefit on pending divestiture is calculated as follows:

	Three Months Ended December 31,
	2006	2005
Net income	$429.1	$145.7
Income tax benefit on pending divestiture	(264.0)	–

Net income excluding income tax benefit on pending divestiture	$165.1	$145.7

Diluted Earnings Per Share
Net income	$2.50	$0.80
Income tax benefit on pending divestiture	(1.54)	–

Net income excluding income tax benefit on pending divestiture	$0.96	$0.80

Average Diluted Shares	171.4	182.3

Diluted Earnings Per Share Excluding the Gain On Sale of Investment and Accounting Change

Our press release contains financial information regarding diluted earnings per share excluding the gain on sale of an investment and an accounting change, which is a non-GAAP financial measure. Management believes this provides useful information to investors because it reflects the performance from our businesses’ operating activities without the effect of a gain on the sale of an investment and an accounting change. Management uses diluted earnings per share excluding this gain on sale of an investment and an accounting change to monitor total company performance.

Diluted Earnings Per Share Excluding the Gain on Sale of Investment and Accounting Change is calculated as follows:

Year Ended September 30, 2006
Net income	$607.0
Gain on sale of investment, net of tax	(12.0)
Accounting change, net of tax	18.1

Earnings excluding the gain on sale of investment and accounting change	$613.1

Diluted Earnings Per Share
Net income	$3.37
Gain on sale of investment, net of tax	(0.07)
Accounting change, net of tax	0.10

Earnings excluding the gain on sale of investment and accounting change	$3.40

Average Diluted Shares	179.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change, income from discontinued operating activities, and non-operating gains or loses, if any, and before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of extraordinary separately reported tax items.

ROIC is calculated as follows:
	Twelve Months Ended December 31,
	2006	2005
(a) Return
Income from continuing operations before cumulative effect
of accounting change	$536.3	$462.6
Income from discontinued operating activities	375.2	79.4
Interest expense	63.7	48.2
Income tax provision	8.3	225.2
Purchase accounting depreciation and amortization	13.7	10.6
Gain on sale of investment	(19.9)	–

Return	977.3	826.0

(b) Average Invested Capital
Short-term debt	222.0	21.0
Long-term debt	747.2	750.1
Shareowners' equity	1,759.7	1,814.6
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	688.7	664.8
Cash and cash equivalents	(348.8)	(426.3)

Average invested capital	3,176.8	2,932.2

(c) Adjusted Effective Tax Rate
Income tax provision	8.3	225.2
Separately reported tax items	264.0	19.7

Income tax provision before separately reported tax items	272.3	244.9

Income from continuing operations and discontinued operating activities before income taxes and cumulative effect
of accounting change	$919.8	$767.2

Adjusted effective tax rate	29.6%	31.9%

(a) / (b) * (1-c) Return On Invested Capital	21.7%	19.2%

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